                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                      New Plan Excel Realty Trust, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                        NEW PLAN EXCEL REALTY TRUST, INC.
                           1120 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10036
                        ---------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 1999
                        ---------------------------------

Dear Stockholder:

            You are cordially invited to attend the 1999 Annual Meeting of Stockholders of New Plan Excel Realty Trust, Inc. (the "Company") to be held on Thursday, June 3, 1999, at 10:00 a.m., New York City time, at

                        Baruch College Conference Center
                                    Room 750
                              151 East 25th Street
                            New York, New York 10010

for the following purposes:

            1. To elect three Directors to serve a three-year term until the 2002 Annual Meeting of Stockholders. The current Board of Directors of the Company has nominated and recommends for such election as Directors the following persons:

                                       Dean Bernstein
                                       Raymond H. Bottorf
                                       Gregory White

            2. To approve a specific limitation on the number of incentive stock options available to be granted under the Company's 1993 Stock Option Plan; and

            3. To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof.

            The Board of Directors has fixed March 18, 1999 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

            STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED. STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON, IF THEY SO DESIRE.

                                 By Order of the Board of Directors,

                                 /s/ WILLIAM NEWMAN
                                 ------------------
                                 WILLIAM NEWMAN
                                 Chairman of the Board

New York, New York
April 30, 1999

                        NEW PLAN EXCEL REALTY TRUST, INC.
                           1120 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10036
                         ------------------------------

                                 PROXY STATEMENT
                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 3, 1999
                         ------------------------------


            This Proxy Statement is furnished to stockholders of New Plan Excel Realty Trust, Inc., a Maryland corporation (the "Company"), in connection with the Annual Meeting of Stockholders of the Company, to be held at 10:00 a.m. (New York City time) on June 3, 1999, at The Baruch College Conference Center, Room 750, 151 East 25th Street, New York, New York 10010, and at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by the Board of Directors of the Company. This Proxy Statement and the accompanying Proxy Card are being mailed on or about April 30, 1999 to stockholders of record of the Company on March 18, 1999.

            PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE.

            Stockholders Entitled to Vote. Only holders of record of the Company's (i) common stock, par value $0.01 per share (the "Common Stock"), and
(ii) voting depositary shares ("Series D Depositary Shares") with a liquidation preference of $50.00 per depositary share (each representing a one-tenth fractional interest in a share of the Company's 7.8% Series D Cumulative Voting Step-up Premium Rate Preferred Stock, par value $0.01 per share), in each case at the close of business on March 18, 1999 (the "Record Date"), are entitled to receive notice of the Annual Meeting and to vote such shares held by them at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles its holder to cast one vote on each matter to be voted on. As of the Record Date, there were 88,936,480 shares of Common Stock outstanding. Each Series D Depositary Share entitles its holder to cast one vote, together with holders of the Common Stock, on each matter upon which holders of the Common Stock have the right to vote. As of the Record Date, there were 1,500,000 Series D Depositary Shares outstanding.

            Certain of the Company's Directors (each of whom also is an executive officer of the Company) are obligated to vote all of their shares of voting securities of the Company in favor of the proposals described in this Proxy Statement. As of the Record Date, these Directors beneficially owned a total of approximately 1,700,000 shares of Common Stock (not including shares which may be acquired upon exercise of stock options), which represent approximately 2% of the outstanding shares of stock entitled to vote at the Annual Meeting. See "Executive Compensation and Other Information -- Support Agreements."

            Quorum. The presence at the meeting, either in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not voting on a particular proposal) will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining if a quorum exists.

            Voting. If the accompanying Proxy Card is properly signed, returned to the Company and not revoked, it will be voted as directed by the stockholder. The persons designated as proxy holders on the Proxy Card will, unless otherwise directed, vote the shares represented by such proxy FOR the election of all nominees for the Board of Directors named in this Proxy Statement, FOR approval of the specific limitation on the number of incentive stock options available to be granted under the Company's 1993 Stock Option Plan, and as recommended by the Board of Directors with regard to any other matters, or, if no recommendation is given, in their own discretion. Properly executed and delivered proxies solicited by the Board of Directors of the Company, including those submitted by brokers or nominees, will be voted FOR the election of all nominees for the Board of Directors named in this Proxy Statement, FOR approval of the specific limitation on the number of incentive stock options available to be granted under the Company's 1993 Stock Option Plan, and as recommended by the Board of Directors with regard to any other matters, or, if no recommendation of the Board of Directors is given, in the sole discretion of the proxy holders.

            Revocation of a Proxy. A stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

            YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROXY STATEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROXY STATEMENT OR, WHERE INFORMATION RELATES TO ANOTHER DATE SET FORTH IN THIS PROXY STATEMENT, THEN AS OF THAT DATE.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

            The Board of Directors currently consists of ten Directors. Pursuant to the Company's charter, the Directors are divided into three classes. The terms of current Directors Dean Bernstein, Raymond H. Bottorf and Gregory White expire at the Annual Meeting, while the terms of the remaining Directors expire at the annual meeting of stockholders to be held in 2000 or 2001, as specified below. Messrs. Bernstein, Bottorf and White have been nominated and recommended for election to serve as Directors for a three-year term until the annual meeting of stockholders to be held in 2002. If, for any reason, any of them becomes unavailable for election or service, the persons designated as proxy holders on the Proxy Card will vote for the substitute nominee recommended by the Board of Directors, or, if no recommendation is given, for any substitute nominee in their own discretion.

INFORMATION REGARDING DIRECTORS

            The information set forth below is submitted with respect to the nominees for election to the Board of Directors, as well as those Directors whose terms of office are continuing after the Annual Meeting. Information with respect to certain of the Directors includes service as a member of the board of trustees of New Plan Realty Trust (the "Trust"). On September 28, 1998, Excel Realty Trust, Inc. ("Excel") and the Trust consummated a merger transaction whereby a wholly owned subsidiary of Excel was merged with and into the Trust, with the Trust surviving as a wholly owned subsidiary of Excel (the "Merger"). In connection with the Merger, the members of the Trust's Board of Trustees became members of the Company's Board of Directors and the members of the Company's Board of Directors became members of the Trust's Board of Trustees. Following the Merger, Excel changed its name from "Excel Realty Trust, Inc." to "New Plan Excel Realty Trust, Inc." On April 21, 1999, certain members of the Company's Board of Directors, who also were members of Excel's board of directors prior to the Merger, resigned their positions with the Company and the Trust.

            NOMINEES FOR ELECTION FOR TERMS EXPIRING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

            Dean Bernstein, age 41, has been a Director of the Company since September 1998 and a trustee of the Trust since 1992. He has been Senior Vice President -- Finance and Multifamily of the Company and the Trust since September 1998. He served as Vice President -- Administration and Finance of the Trust from 1994 to September 1998 and as Assistant Vice President of the Trust from 1991 to 1994. Mr. Bernstein is the son-in-law of William Newman.

            Raymond H. Bottorf, age 57, has been a Director of the Company since September 1998 and a trustee of the Trust since 1991. Mr. Bottorf has been the Managing Director of the New York office of the Global Property Team of ABN-AMRO, Inc., an investment bank, since 1997. From 1990 to 1997, he was the President and sole director of U.S. Alpha, Inc., New York, New York, a wholly owned subsidiary of Stichting Pensioenfonds (formerly Algemeen Burgerlijk Pensioenfonds), a Dutch pension fund.

            Gregory White, age 43, has been a Director of the Company since September 1998 and a trustee of the Trust since 1994. Mr. White has served as Senior Vice President of Conning Asset Management Company, an investment advisory firm, since August 1998. From 1992 to August 1998, Mr. White was a founding partner and Managing Director of Schroder Mortgage Associates in New York, New York. From 1988 to 1992, he was Managing Director of the Salomon Brothers Inc. real estate finance department. Mr. White also serves as a director of Acadia Realty Trust, primarily a neighborhood and community shopping center REIT, which is competitive with the Company in certain markets.

            INCUMBENT DIRECTORS -- TERMS EXPIRING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

            James M. Steuterman, age 42, has been a Director of the Company since September 1998 and a trustee of the Trust since 1990. He has served as Chief Operating Officer of the Company and the Trust since April 1999. He has also served as Executive Vice President of the Company since September 1998 and of the Trust since 1994. From September 1998 to April 1999, he served as Co-Chief Operating Officer of the Company and the Trust. Mr. Steuterman has been associated with the Trust since 1984 as a property acquisitions specialist, becoming Director of Acquisitions in 1986, a Vice President in 1988 and a Senior Vice President in 1989.

            Melvin Newman, age 57, has been a Director of the Company since September 1998 and a trustee of the Trust since 1983. From 1972 to 1982, he was Vice President and General Counsel of the Trust. Mr. Newman is a private investor. Mr. Newman is the brother of William Newman.

            Bruce A. Staller, age 62, has been a Director of the Company since 1989 and a trustee of the Trust since September 1998. Mr. Staller served as a director of Excel's predecessor corporation from 1987 to 1989. Prior to establishing Bruce Atwater Staller, Registered Investment Advisor in 1995, Mr. Staller served from 1988 to 1995 as President and director of First Wilshire Securities Management, Inc., a privately held investment advisor. Mr. Staller is also a founder and director of the Monrovia Schools Foundation, Inc., a private tax-exempt educational foundation which provides financial support to the Monrovia Unified School District.

            John Wetzler, age 53, has been a Director of the Company since September 1998 and a trustee of the Trust since 1994. Mr. Wetzler has been President of Nautica Retail U.S.A., Inc., a subsidiary of Nautica Enterprises, Inc., the international men's apparel maker and marketer, since July 1994. From December 1988 to June 1994, he was the Executive Vice President of Nautica Retail U.S.A., Inc.

            INCUMBENT DIRECTORS -- TERMS EXPIRING AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS

            William Newman, age 72, has been Chairman of the Board of Directors of the Company since September 1998 and Chairman of the Board of Trustees of the Trust since its organization in 1972. He served as Chief Executive Officer of the Trust from 1972 to September 1998 and as President of the Trust from 1972 to 1988. He served as President and Chief Executive Officer of the Trust's predecessor corporation, New Plan Realty Corporation, from the corporation's organization in 1961 through its reorganization into the Trust in 1972. He is a past Chairman of the National Association of Real Estate Investment Trusts and has been actively involved in real estate for over 50 years.

            Arnold Laubich, age 69, has been a Director of the Company since September 1998 and a trustee of the Trust since 1988. He has been Chief Executive Officer of the Company and the Trust since September 1998 and President of the Company and the Trust since April 1999. He was President and Chief Operating Officer of the Trust from 1988 to September 1998. From 1972 to 1988, Mr. Laubich was President of Dover Management Corporation, which, during that period, managed the Trust's properties.

            Norman Gold, age 68, has been a Director of the Company since September 1998 and a trustee of the Trust since its organization in 1972. He has been active in the practice of law for 44 years and a partner of the law firm of Altheimer & Gray for over 35 years. He is also a trustee of Banyan Strategic Realty Trust, primarily an industrial and office REIT, which is not related to or competitive with the Company.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

            The Board of Directors currently has the following committees: an Audit Committee; an Executive Compensation and Stock Option Committee; and an Investment Committee. The Board of Directors does not have a nominating committee, nor does it have a committee performing the functions of a nominating committee; the Directors perform the functions of that committee. The Board of Directors has delegated certain functions to the following committees of the Board of Directors:

            Audit Committee. The Audit Committee currently consists of two Directors, Raymond H. Bottorf, who is Chairman, and Gregory White, neither of whom are employees of the Company. The Audit Committee was established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the results of the audit engagement, approve professional services provided by the independent accountants, review the independence of the independent accountants, consider the range of audit and non-audit fees, and review the adequacy of the Company's internal accounting controls. The Audit Committee met one time during 1998.

            Executive Compensation and Stock Option Committee. The Executive Compensation and Stock Option Committee (the "Compensation Committee") currently consists of two Directors, Norman Gold, who is Chairman, and John Wetzler, neither of whom are employees of the Company. The Compensation Committee was established to determine the compensation arrangements of the executive officers of the Company and to administer and approve grants of options to employees under the Company's 1993 Stock Option Plan. The Compensation Committee met three times during 1998 and took action by unanimous written consent four times.

            Investment Committee. The Investment Committee, which was established in connection with the Merger, currently consists of Arnold Laubich and James M. Steuterman. The Investment Committee has the authority, with the consent of at least 75% of its members, to approve on behalf of the Company any acquisition or disposition with a purchase price of less than 3% of the total assets (before accumulated depreciation and amortization) of the Company, on a consolidated basis. The Investment Committee also has the authority to approve any such transaction in an amount in excess of 3%, but less than 6%, of total assets (before accumulated depreciation and amortization) of the Company, on a consolidated basis, by the consent of all of the members of the Investment Committee and two additional members of the Board of Directors. The Investment Committee does not have the authority to approve any refinancing, unsecured financing or new financing, other than purchase money financing or debt assumed in connection with acquisitions. The Investment Committee met six times during 1998.

            During 1998, the Board of Directors held eight meetings (including telephonic meetings) and took action by unanimous written consent six times. None of the directors who served as a Director attended during his period of service fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of any meetings of committees on which he served during such period of service.

DIRECTORS' COMPENSATION

            Directors who are not otherwise paid employees or consultants of the Company currently receive annual compensation of $15,000, plus a fee of $1,000 for attendance, in person, at each meeting of the Board of Directors. Directors also currently receive $500 for each committee meeting attended, in person, which is not on the same day as a meeting of the Board of Directors. No compensation is paid for telephonic meetings. Each Director is reimbursed for expenses incurred in attending meetings, including committee meetings. Officers of the Company who are Directors are not paid Director fees or committee meeting fees.

            From January 1, 1998 through the Merger, Directors of the Company received annual compensation of $20,000, plus a fee of $1,000 for attendance, in person, at each meeting of the Board of Directors. During that period, Directors also received $500 for each meeting attended, in person, of the Audit Committee and the Compensation Committee and $750 for each meeting attended, in person, of the Executive Committee (which committee has not existed since the Merger). No compensation was paid for telephonic meetings.

            Pursuant to the terms of the Company's 1994 Directors' Stock Option Plan, as amended, every duly elected and qualified Director is entitled to receive, on an annual basis, options to purchase shares of Common Stock in accordance with the following formula: 3,000 shares, plus 250 shares multiplied by the number of years of continuous service beginning in 1997, including any portion of any fiscal year of service as a full year. The option price is the fair market value of the underlying shares of Common Stock on the date of grant. Directors who, prior to the Merger, were trustees of the Trust, are entitled to have their service on the Board of Trustees of the Trust count for purposes of determining the number of years of continuous service. See "Executive Compensation and Other Information -- Compensation Plans -- Company's Director Plan."

VOTE REQUIRED

            The affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for the election of a Director. Therefore, the three individuals with the highest number of affirmative votes will be elected to the three directorships. For purposes of the election of Directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES SET FORTH ABOVE.


                                   PROPOSAL 2

         APPROVAL OF LIMITATION ON THE NUMBER OF INCENTIVE STOCK OPTIONS AVAILABLE TO BE GRANTED UNDER THE COMPANY'S 1993 STOCK OPTION PLAN

INTRODUCTION

            The Company's 1993 Stock Option Plan, as previously amended and restated (the "Employee Plan"), is designed to further the growth and financial success of the Company by providing additional incentives to key employees. The Employee Plan authorizes the granting of "incentive stock options" (as defined in the Internal Revenue Code) and non-incentive stock options. Incentive stock options often are more advantageous to optionees than non-incentive stock options for two principal reasons. First, the holder of an incentive stock option is taxed only upon the ultimate sale of shares of Common Stock acquired upon exercise of the option, whereas the holder of a non-incentive stock option is taxed upon the exercise of the option (even if the shares of Common Stock acquired upon exercise are held for investment). Second, any gain realized upon a disposition of shares of Common Stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the optionee holds the shares for at least two years after the date of grant and for one year after the date of exercise, whereas any gain realized by an optionee upon the exercise of non-incentive stock options will be taxed as ordinary income. The Company is entitled to a tax deduction only to the extent that ordinary income is recognized by an optionee. Therefore, with respect to incentive stock options, to the extent that an optionee's gain is taxed as long-term capital gain, the Company will not be entitled to a tax deduction. In light of the Company's status as a

REIT, any potential loss of a tax deduction with respect to stock options is not expected to have any significance.

APPROVAL OF LIMITATION ON THE NUMBER OF INCENTIVE STOCK OPTIONS AVAILABLE TO BE GRANTED UNDER THE EMPLOYEE PLAN

            In order for stock options to qualify as incentive stock options, the Internal Revenue Code requires that the plan under which the options are granted provide for a specific limitation on the number of incentive stock options available to be granted, and for that plan (including the specific limitation) to be approved by stockholders. The Employee Plan, as approved by the Company's stockholders at the last annual meeting of stockholders, contains a limitation which may not be considered specific enough for options to qualify as incentive stock options. As a result, the Company currently may not have the ability to grant incentive stock options under the Employee Plan (although the Company is able to grant non-incentive stock options under the Employee Plan).

            The Board of Directors has adopted an amendment to the Employee Plan which establishes a specific limitation on the number of incentive stock options available to be granted under the Employee Plan. This amendment provides that up to 1,700,000 incentive stock options may be granted under the Employee Plan, subject to adjustment in certain events. The Company is now seeking stockholder approval of this specific limitation. THE SPECIFIC LIMITATION WILL NOT INCREASE, AND THE COMPANY IS NOT SEEKING APPROVAL OF AN INCREASE IN, THE TOTAL NUMBER OF STOCK OPTIONS AVAILABLE TO BE GRANTED UNDER THE EMPLOYEE PLAN.

            The Board of Directors believes that it is important for the Company to have the ability to grant incentive stock options to its key employees because of the tax benefits associated with such options, as described above.

VOTE REQUIRED

            The affirmative vote of a majority of all votes cast at the Annual Meeting is required to approve the specific limitation on the number of incentive stock options available to be granted under the Employee Plan. For purposes of this proposal, abstentions and broker non-votes will have no effect on the vote, assuming that the number of votes cast represents 50% of all outstanding shares of stock entitled to vote at the Annual Meeting.

EFFECT OF THE VOTE

            If the vote required to approve the specific limitation on the number of incentive stock options available to be granted under the Employee Plan is obtained, then the Company will have the ability to grant both incentive stock options and non-incentive stock options under the Employee Plan. If the vote required is not obtained, then the Company will continue to have the ability to grant non-incentive stock options, but may not be able to grant incentive stock options under the Employee Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE SPECIFIC LIMITATION ON THE NUMBER OF INCENTIVE STOCK OPTIONS AVAILABLE TO BE GRANTED UNDER THE EMPLOYEE PLAN.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

            The current executive officers of the Company and their principal functions are as follows:


               Name & Principal Position            Age
               -------------------------            ---
William Newman..................................     72       Chairman of the Board of Directors of the Company since September
Chairman of the Board of Directors                            1998 and Chairman of the Board of Directors of the Board of Trustees
                                                              of the Trust since its organization in 1972; Chief Executive Officer of the Trust from 1972 to September 1998 and President of the Trust from 1972 to 1988; President and Chief Executive Officer of the
                                                              Trust's predecessor corporation from 1961 to 1972; a past Chairman of the National Association of Real Estate Investment Trusts and
                                                              actively involved in real estate for over 50 years.


Arnold Laubich..................................     69       Chief Executive Officer of the Company and the Trust since September
   Chief Executive Officer and President                      1998 and President of the Company and the Trust since April 1999;
                                                              Director of the Company since September 1998 and trustee of the
                                                              Trust since 1988; President and Chief Operating Officer of the Trust
                                                              from 1988 to September 1998; President of Dover Management Corp.
                                                              (which previously managed the Trust's properties) from 1972 to 1988.


James M. Steuterman.............................     42       Chief Operating Officer of the Company and the Trust since April
   Executive Vice President and                               1999; Executive Vice President of the Company since September 1998
   Chief Operating Officer                                    and of the Trust since 1994; Director of the Company since September
                                                              1998 and trustee of the Trust since 1990; Co-Chief Operating Officer of the Company and the Trust from September 1998 to April 1999;
                                                              associated with the Trust since 1984 as a property acquisitions specialist, becoming Director of Acquisitions in 1986, a Vice
                                                              President in 1988 and a Senior Vice President in 1989.

James DeCicco...................................     52       Executive Vice President of the Company and the Trust since April
   Executive Vice President                                   1999; Senior Vice President--Leasing of the Company from September
                                                              1998 to April 1999 and of the Trust from 1996 to April 1999; Vice
                                                              President of the Trust from 1992 to 1996; employee of the Trust since
                                                              1991.


Jeffrey D. Egertson.............................    46        Chief Financial Officer and Senior Vice President of the Company and
   Chief Financial Officer and Senior                         of the Trust since January 1999; Vice President, Financial Services of
   Vice President                                             TrizecHahn from 1997 to 1999, and partner in charge of real estate practices for the Los Angeles office of Coopers & Lybrand from 1989 to
                                                              1997.


Dean Bernstein..................................     41       Senior Vice President--Finance and Multifamily of the Company and
   Senior Vice President--Finance                             the Trust since September 1998; Director of the Company since
    and Multifamily                                           September 1998 and trustee of the Trust since 1992; Vice
                                                              President--Administration and Finance of the Trust from 1994 to
                                                              September 1998; Assistant Vice President of the Trust from 1991 to
                                                              1994; son-in-law of William Newman.


Thomas J. Farrell...............................     42       Senior Vice President--Acquisitions of the Company and of the Trust
   Senior Vice President--                                    since September 1998; Vice President--Acquisitions of the Trust from
   Acquisitions                                               1994 to September 1998; previously a Vice President at The Balcor
                                                              Company, a real estate company.


               Name & Principal Position            Age
               -------------------------            ---
Steven F. Siegel................................     38       General Counsel of the Company since September 1998 and of the Trust
   Senior Vice President and General                          since 1991; Senior Vice President of the Company and the Trust since
   Counsel                                                    September 1998; Secretary of the Trust from 1991 to September 1998.


William Kirshenbaum.............................     63       Vice President of the Company since September 1998 and of the Trust
   Vice President and Treasurer                               since 1981; Treasurer of the Company since September 1998 and of the
                                                              Trust since 1983.



COMPENSATION TABLES

            The following tables contain certain compensation information for the two persons who served as Chief Executive Officer of the Company during 1998 and the four other most highly compensated executive officers of the Company during 1998 (the "Named Executive Officers"):

            (a)         SUMMARY COMPENSATION TABLE(1)

                                                                                            Long-Term Compensation
                                                                                            ----------------------
                                                               Annual Compensation               Securities
                                                               -------------------                Underlying         All Other
                    Name & Title             Year            Salary             Bonus             Options (#)      Compensation(2)
                    ------------             ----            ------             -----            ------------        ---------------
William Newman, Chairman
   of the Board ...........................  1998(3)        $484,423           $125,000                 --            $  4,800
                                             1997(3)        $500,000           $125,000             37,500            $  4,500
                                             1996(3)        $430,756           $ 75,000                 --            $ 25,337

Arnold Laubich, Chief Executive
   Officer(4) .............................  1998(3)        $524,807           $340,000                 --            $  4,800
                                             1997(3)        $500,000           $250,000             37,500            $  4,500
                                             1996(3)        $444,085           $100,000                 --            $  4,500

Gary B. Sabin, President(4) ...............  1998           $351,256(5)        $300,000(5)         190,700            $  5,000
                                             1997           $282,562           $247,845            265,750            $  4,750
                                             1996           $273,083           $137,500            103,000            $  4,750

James M. Steuterman, Executive
   Vice President and Co-Chief
   Operating Officer ......................  1998(3)        $324,846           $100,000              2,000            $  4,800
                                             1997(3)        $290,000           $ 50,000             52,000            $  4,500
                                             1996(3)        $232,693           $ 85,000              2,000            $  4,500

Richard B. Muir, Executive Vice
   President and Co-Chief
   Operating Officer(6) ...................  1998           $225,517(5)        $193,212(5)           4,200            $  5,000
                                             1997           $174,675           $153,212            178,250            $  4,750
                                             1996           $168,083           $ 85,000             73,000            $  4,750

Steven F. Siegel, Senior Vice
   President and General Counsel ..........  1998(3)        $174,046           $ 50,000                 --            $  4,800
                                             1997(3)        $153,898           $ 19,000             37,500            $  4,500
                                             1996(3)        $142,500           $ 48,500              5,000            $  4,500


----------
(1) Includes compensation paid by the Company and/or the Trust during the applicable period.


(2) Includes the 401(k) plan contribution for executive officers and the amount by which premiums exceeded the increase in cash surrender value for split dollar life insurance for the Chairman of the Board. The annual premiums paid for such insurance were $150,000. Excludes certain other personal benefits, the total value of which was less than the lesser of $50,000 or ten percent of the total salary and bonus paid or accrued by the Company and/or the Trust for services rendered by each executive officer during the fiscal year indicated.

(3)         Prior to the Merger, the Trust had a July 31 fiscal year end.
            Therefore, the compensation shown with respect to 1997 and 1996 for executive officers of the Company who were executive officers of the Trust prior to the Merger (i.e., Messrs. Newman, Laubich, Steuterman and Siegel) is for the twelve-month periods ended July 31, 1997 and July 31, 1996, respectively. In connection with the Merger, the Trust changed to a December 31 fiscal year end. Therefore, compensation shown for executive officers with respect to 1998 is for the twelve-month period ended December 31, 1998. As a result, information is not shown for such executive officers with respect to the five-month period ended December 31, 1997.

            For the twelve-month period ended July 31, 1998 (which includes the five-month period ended December 31, 1997), (i) Mr. William Newman received $517,115 in salary, $125,000 in bonus, 112,500 stock options and $4,800 of other compensation, (ii) Mr. Laubich received $517,115 in salary, $250,000 in bonus, 112,500 stock options and $4,800 of other compensation, (iii) Mr. Steuterman received $319,268 in salary, $60,000 in bonus, 150,000 stock options and $4,800 of other compensation, and (iv) Mr. Siegel received $170,390 in salary, $22,500 in bonus, 112,500 stock options and $4,800 of other compensation.

(4) Mr. Sabin served as Chief Executive Officer of the Company from January 1, 1998 through the Merger. In connection with the Merger, Arnold Laubich became Chief Executive Officer of the Company. Mr. Sabin resigned from his positions with the Company and the Trust effective April 21, 1999.

(5) Under the terms of certain agreements between the Company and Excel Legacy Corporation which were in effect during 1998, Excel Legacy Corporation was obligated to pay to the Company 23% of the salary and bonus of certain executive officers of the Company, including Messrs. Sabin and Muir, as compensation for their services to Excel Legacy Corporation. See "Certain Relationships and Related Transactions."

(6) Mr. Muir resigned from his positions with the Company and the Trust effective April 21, 1999.

            (b)         OPTION GRANTS IN 1998(1)



                                                                                                       Potential Realizable Value
                                                         % of Total                                    at Assumed Rates of Stock
                                                           Options                                       Price Appreciation for
                                                          Granted to       Exercise                           Option Term
                                         Options         Employees in      Price Per     Expiration      -------------------------
                 Name & Title            Granted           1998(2)         Share(3)         Date        5%(4)            10%(4)
                 ------------            -------           -------         --------         ----        -----            ------
William Newman, Chairman of
   the Board ....................             --              --                 --             --            --               --


Arnold Laubich, Chief Executive
   Officer ......................             --              --                 --             --            --               --

Gary B. Sabin, President(5) .....        186,500            34.5%        $  22.5625        9/27/08    $2,646,330       $6,706,319
                                           4,200(3)           .7%        $  22.7083        5/21/08    $   59,981       $  152,003

James M. Steuterman, Executive
   Vice President and Co-Chief
   Operating Officer.............          2,000              .4%        $   22.625        9/23/05    $   18,421       $   42,929


Richard B. Muir, Executive Vice
   President and Co-Chief
   Operating Officer(5) .........          4,200(3)           .7%        $  22.7083        5/21/08    $   59,981       $  152,003



Steven F. Siegel, Senior Vice
   President and General
   Counsel ......................             --              --                 --             --            --               --

------------------------

(1)         Includes options granted by the Company and/or the Trust in 1998.

(2) Reflects the percentage of total options granted in 1998 to employees of both the Company and, prior to the Merger, employees of the Trust.

(3) Adjusted to reflect a 20% stock dividend paid by Excel to its stockholders in connection with, and immediately prior to, the Merger.

(4) The 5% and 10% rates of appreciation were set by the SEC and are not intended to forecast future appreciation, if any, of the Common Stock.

(5) Messrs. Sabin and Muir resigned from their respective positions with the Company and the Trust effective April 21, 1999.

            (c) AGGREGATED OPTION EXERCISES IN 1998 AND YEAR END OPTION
VALUES


                                                                                                    Value of Unexercised in-the-
                                                Shares               Number of Unexercised Options       Money Options at
                                               Acquired                  at December 31, 1998          December 31, 1998(1)
                                                  on       Value         --------------------          --------------------
                Name & Title                   Exercise   Realized    Exercisable   Unexercisable   Exercisable      Unexercisable
                ------------                   --------   --------    -----------   -------------   -----------      -------------
William Newman,
     Chairman of the Board ..................      --       --           535,000        265,000      $1,723,672       $  441,172

Arnold Laubich, Chief Executive Officer .....      --       --           535,000        265,000      $1,723,672       $  441,172

Gary B. Sabin, President(2) .................      --       --           669,450        130,550      $2,032,956               --

James M. Steuterman, Executive Vice
   President and Co-Chief Operating Officer .      --       --            47,500        190,000      $    6,131       $   16,588

Richard B. Muir, Executive Vice President
   and Co-Chief Operating Officer(2) ........      --       --           426,000             --      $1,464,363               --

Steven F. Siegel, Senior Vice President
   and General Counsel ......................      --       --            50,600        140,400      $   19,159       $   20,559

------------------------

(1) Based upon a closing price per share of Common Stock of $22.1875 on December 31, 1998.

(2) Messrs. Sabin and Muir resigned from their respective positions with the Company and the Trust effective April 21, 1999.


EMPLOYMENT AGREEMENTS AND RESIGNATION AND RELEASE AGREEMENTS

            In connection with the Merger, the Company entered into separate employment agreements with Messrs. Newman, Laubich, Steuterman and Siegel.

            William Newman Employment Agreement. Mr. Newman's employment agreement provides for an initial term ending on the fifth anniversary of the Merger (i.e., September 28, 2003), extending automatically thereafter for two
(2) additional one-year periods unless either the Company or Mr. Newman elects not to extend the term. The employment agreement provides that Mr. Newman provide to the Company, at such times as may be convenient to the Company and Mr. Newman, executive advisory or consultative services. The employment agreement also provides that Mr. Newman be nominated by the Board of Directors to serve as a Director of the Company and that the Company use its best efforts to cause Mr. Newman to be elected a Director. If he is a Director, the employment agreement provides that Mr. Newman be Chairman of the Board. The employment agreement provides that Mr. Newman receive an annual salary of $350,000 and certain fringe benefits in connection with his employment. In addition, the employment agreement provides certain benefits upon his death or disability. Mr. Newman may terminate his employment under the employment agreement, but the Company may not do so.

            Arnold Laubich Employment Agreement. Mr. Laubich's employment agreement provides for an initial term ending December 31, 2002, extending automatically thereafter for additional one-year periods unless either the Company or Mr. Laubich elects not to extend the term. The employment agreement also provides that Mr. Laubich be Chief Executive Officer of the Company and, if he is serving on the Board of Directors, that he be a member of the Investment Committee. In addition, the employment agreement provides that Mr. Laubich receive an annual salary of not less than the annual salary paid to the President of the Company, but in no event less than $525,000 (which is equal to his pre-Merger salary with the Trust), and an annual cash bonus of up to 50% of his base salary as determined by the Compensation Committee of the Board of Directors. In the first year of the employment agreement, Mr. Laubich's bonus will not be less than $262,500. The employment agreement also provides that Mr. Laubich be awarded incentive stock options at the times and in the amounts awarded to Gary B. Sabin. In addition, the employment agreement provides that Mr. Laubich receive certain fringe benefits in connection with his employment.

            If Mr. Laubich's employment is terminated by the Company without "cause" or by Mr. Laubich for "good reason," Mr. Laubich will be entitled to severance benefits consisting of a lump sum payment of $2.5 million, continuation for a period of three years of insurance coverage in effect at the termination date, the full vesting of all stock options and other employee benefits and the cancellation of any loans made by the Company to him. "Good reason" is defined to include a "change in control" of the Company or the failure of Mr. Laubich to be appointed Chairman of the Board of Directors after William Newman eventually ceases to serve as Chairman of the Board of Directors. The employment agreement also provides for certain benefits upon his death or disability. If the employment agreement is terminated by Mr. Laubich without "good reason" or by the Company for "cause," for one year following the date of termination, Mr. Laubich may not (i) engage in any business which is competing with the Company, (ii) divert to any entity any business of the Company or its affiliates, or (iii) solicit any officer, employee or consultant of the Company or its affiliates to leave the Company or its affiliates.

            James M. Steuterman and Steven F. Siegel Employment Agreements. The employment agreement of each of Messrs. Steuterman and Siegel provides for an initial term ending December 31, 2001, in each case extending automatically thereafter for additional one-year periods unless either the Company or the executive elects not to extend the term. The employment agreement of Mr. Steuterman also provides that he be Executive Vice President and Co-Chief Operating Officer of the Company; the employment agreement of Mr. Siegel provides that he be Senior Vice President and General Counsel of the Company. In addition, the employment agreement of Mr. Steuterman provides that he receive an annual salary of $325,000. The employment agreement of Mr. Siegel provides that he receive an annual salary of $180,000. The employment agreement of each executive also provides that he receive an annual cash bonus of up to 50% of his base salary as determined by the Compensation Committee of the Board of Directors. In the first year of each employment agreement, the sum of the executive's annual salary and bonus will not be less than the sum of his annual salary immediately prior to the Merger and his last bonus. In addition, each employment agreement provides that the executive receive certain fringe benefits in connection with his employment.

            If the executive's employment is terminated by the Company without "cause" or by the executive for "good reason," the executive will be entitled to severance benefits consisting of a lump sum payment equal to twice his average total compensation (including bonus) for the two fiscal years ending prior to the termination date, continuation for a period of three years of all insurance coverage in effect for the executive on the termination date, the full vesting of all stock options and other employee benefits and the cancellation of any loans made by the Company to the executive. "Good reason" is defined to include
(i) a "change in control" of the Company, (ii) the termination of Mr. Laubich's employment by Mr. Laubich for "good reason" or by the Company without "cause" or
(iii) the failure of the Company to provide for two automatic one-year renewals of the employment term following the replacement of Mr. Laubich as Chief Executive Officer of the Company. The employment agreement also provides for certain benefits upon the death or disability of the executive. If the employment agreement is terminated by the executive without "good reason" or by the Company for "cause," for one year following the date of termination, the executive will not (i) engage in any business which is competing with the Company, (ii) divert to any entity the

Company's or its affiliates' business, or (iii) solicit any officer, employee or consultant of the Company or its affiliates to leave the Company or its affiliates.

            Gary B. Sabin and Richard B. Muir Resignation and Release Agreements. In connection with the resignations of Messrs. Sabin and Muir from their respective positions with the Company effective April 21, 1999, the Company entered into a Resignation and Release Agreement with each of these individuals. Each of these Resignation and Release Agreements provides for the resignation of the respective executive from his positions with the Company and its subsidiaries and affiliates, the mutual release by the Company and the executive of certain possible claims against the other, and the payment by the Company of certain severance benefits, including the payment of (i) any unpaid base salary and expenses through the resignation date, (ii) a lump sum severance amount, and (iii) an amount in cash equal to the value of the medical benefits the executive and his eligible family members would have otherwise received during the subsequent two years. The aggregate of the lump sum severance amounts to be paid under these Resignation and Release Agreements will be approximately $700,000.

            These Resignation and Release Agreements further provide for the purchase by the Company of the shares of Common Stock owned by the respective executives at a purchase price of $21 per share, plus interest, if any. The aggregate number of shares to be repurchased by the Company under these Resignation and Release Agreements will be approximately 1.1 million shares, for an aggregate purchase price of approximately $23 million, plus interest, if any. In addition, pursuant to these Resignation and Release Agreements, each option to acquire shares of Common Stock held by either of the executives with an exercise price less than $21 (all of which previously have vested) will be canceled in exchange for a lump sum payment equal to the excess, if any, of $21 per share over the per share exercise price of each such option. The aggregate payment for such options will be approximately $2.9 million. The Resignation and Release Agreements further provide that for options held by the executives with an exercise price equal to or in excess of $21 per share, (i) those options granted under the Company's 1994 Directors' Stock Option Plan, as amended and restated, will terminate and be forfeited, and (ii) those options which are vested or which would become vested in accordance with the terms of such executive's employment agreement (had such executive been terminated by the Company without cause or by such executive for good reason, as contemplated by such executive's employment agreement) will fully vest; except that, with respect to certain options granted to Gary B. Sabin and which would not otherwise vest in accordance with the provisions described above, 62% of such options will fully vest while the remaining 38% of such options will terminate and be forfeited. The options so vested will be exercisable for a period of two years and, if at any time during such two-year period the executive exercises all or a portion of such options, the Company will have the right either (x) to deliver to the executive shares of Common Stock upon payment by such executive of the exercise price therefor, or (y) upon surrender of such options, to pay to the executive a lump sum in cash equal to the excess of the then fair market value of the underlying shares of Common Stock over the exercise price for such options. These Resignation and Release Agreements also obligate Messrs. Sabin and Muir to abide by certain provisions of other agreements entered into in connection with the resignation of these executives.

SUPPORT AGREEMENTS

            Arnold Laubich Support Agreement. In connection with the Merger, Arnold Laubich entered into a Support Agreement which provides that until the earlier of such time as he (i) no longer beneficially owns any shares of Common Stock or (ii) is no longer employed by the Company as a result of a termination by the Company without "cause" or by him for "good reason," he will:

                        (a) not, without the prior approval of the Board of
            Directors (1) submit any proposal for the vote of stockholders of the Company, (2) become a member of a "group" within the meaning of
            Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to any shares of voting stock of the Company or (3) initiate or assist in any takeover proposal or proxy solicitation;

                        (b) be present in person or be represented by proxy at
            all stockholder meetings of the Company; and

                        (c) as a stockholder, vote all of his shares of voting
            securities of the Company (1) for the Board of Director's nominees for election to the Board of Directors, (2) in accordance with the recommendation of the Board of Directors on all other matters submitted to a vote of stockholders of the Company, and (3) not take any position contrary to the position of the Board of Directors on any matter.

            William Newman Support Agreement. In connection with the Merger, William Newman entered into a similar Support Agreement. The term of Mr. Newman's agreement, however, runs until the earlier of such time as he (i) no longer owns any shares of Common Stock or (ii) is no longer an officer or Director of the Company.

            As of the Record Date, Messrs. Newman and Laubich beneficially owned a total of approximately 1,700,000 shares of Common Stock (not including shares which may be acquired upon exercise of stock options), which represent approximately 2% of the outstanding shares of stock entitled to vote at the Annual Meeting.

COMPENSATION PLANS

            401(k) Plan. The Company has a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's eligible employees. Pursuant to the 401(k) Plan, participants may elect to contribute, through salary reductions, up to 10% of their annual compensation. The Company provides an additional 50% matching contribution equal to 3% of the first 6% of compensation that is contributed by all participating employees. The 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

            Company's Director Plan. The Company's Directors' 1994 Stock Option Plan, as amended and restated (the "Director Plan"), is administered by the Compensation Committee and provides for the granting to duly elected and qualified Directors of the Company of options to purchase shares of Common Stock. Pursuant to the Director Plan, every participating Director is entitled to, on an annual basis, options to purchase shares of Common Stock in accordance with the following formula: 3,000 shares, plus 250 shares multiplied by the number of years of continuous service beginning in 1997, including any portion of any fiscal year of service as a full year. Options granted under the Director Plan are exercisable on the date of grant, and the exercise price of such options is equal to the fair market value of the Common Stock on the date of grant. As of the Record Date, options to purchase an aggregate of 111,300 shares of Common Stock had been granted under the Director Plan at prices ranging from $13.22 to $22.71, of which 75,900 were still unexercised. The Director Plan expires on May 15, 2004, unless sooner terminated by the Board of Directors.

            Trust's Plans. The Trust has the following five stock option plans:
(i) the 1997 Stock Option Plan; (ii) the 1991 Stock Option Plan; (iii) the March 1991 Stock Option Plan, (iv) the Amended and Restated 1985 Incentive Stock Option Plan; and (v) the Non-Qualified Stock Option Plan.

            The Trust's 1997 Stock Option Plan is administered by three stock option committees: (i) a committee consisting of Messrs. Bottorf, Gold, Wetzler and White, which administers grants under the plan to the trustees of the Trust who are executive officers of the Trust; (ii) a committee consisting of the entire Board of Trustees, which administers grants under the plan to certain designated executive officers of the Trust; and (iii) a committee consisting of Messrs. William Newman and Laubich, which administers grants under the Plan to all other individuals who are employees of the Trust. The Trust's 1991 Stock Option Plan, the Trust's Amended and Restated 1985 Incentive Stock Option Plan and the Trust's Non-Qualified Stock Option Plan are administered by a stock option committee consisting of Messrs. William Newman, Gold and Laubich. The Trust's March 1991 Stock Option Plan is administered by a committee consisting of the entire Board of Trustees.

            In connection with the Merger, as of September 28, 1998, all outstanding options under the Trust's five stock option plans, whether or not then exercisable, were assumed by the Company and now represent an option to purchase the same number of shares of the Company's Common Stock, at an exercise price per share equal to the per share exercise price of the Trust's common shares subject to such options immediately prior to the Merger. Each such assumed option is exercisable upon the same terms and conditions as were applicable to the related options under the stock option plans of the Trust. Since the Merger, no stock options have been granted under any of the Trust's stock option plans. In the future, it is expected that no stock options will be granted under any of the Trust's stock option plans.

            As of the Record Date, options to purchase an aggregate of 4,568,750 shares of Common Stock had been granted under the plans described above at prices ranging from $12.50 to $25.25 per share, of which 3,450,000 were still outstanding and unexercised.

            Employee Plan. The Employee Plan was approved by the Company's stockholders on May 28, 1998. The Employee Plan is administered by the Compensation Committee and provides for the granting of options to purchase shares of Common Stock to any executive or other key employee of the Company or of any subsidiary of the Company. Under the Employee Plan, the Compensation Committee is authorized to determine the number of stock options to be granted to an eligible employee and the terms and conditions of each grant, including the nature and duration of any restriction or condition relating to the vesting, exercise, transfer or forfeiture of a stock option and the exercise price of any stock option (which may not be not less than 100% of the fair market value of such option on the grant date).

            As of the Record Date, options to purchase an aggregate of 2,473,980 shares of Common Stock had been granted under the Employee Plan at prices ranging from $11.65 to $24.42 per share, of which 2,374,290 were still outstanding and unexercised. The Employee Plan expires on July 12, 2003, unless sooner terminated by the Compensation Committee.

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings, in whole or in part, the following Performance Graph and Report on Executive Compensation will not be incorporated by reference into any such filings.

                                PERFORMANCE GRAPH

            The following graph compares the cumulative total stockholder return of the Company's Common Stock for the period from January 1, 1994 to December 31, 1998 to the S&P 500 Index and to the published National Association of Real Estate Investment Trust's All Equity Total Return Index (the "NAREIT Equity Index") over the same five-year period. The graph assumes that the value of the investment in the Common Stock and each index was 100 at January 1, 1994 and that all dividends were reinvested. The stockholder return shown on the graph below is not indicative of future performance.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)

                               [PERFORMANCE GRAPH]

                                                           1993         1994         1995         1996         1997         1998
                                                           ----         ----         ----         ----         ----         ----
     S&P 500 .........................................      100          101          139          171          228          293
     NAREIT Equity Index .............................      100          103          119          161          193          159
     New Plan Excel Realty Trust, Inc. ...............      100           99          135          181          241          228

-----------
(1) Reflects a 20% stock dividend paid by Excel to its stockholders in connection with, and immediately prior to, the Merger. Also reflects the March 31, 1998 spin-off of Excel Legacy Corporation through the distribution, on a pro-rata basis, to the holders of Excel's common stock of all of the common stock of Excel Legacy Corporation held by Excel. See "Certain Relationships and Related Transactions." The dividend value used to reflect the spin-off of Excel Legacy Corporation was $2.39 per share.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

            Prior to the Merger, compensation policies for executive officers of the Company were established by the Compensation Committee of the Company's Board of Directors, while compensation policies for executive officers of the Trust were established by the Trust's Board of Trustees except, in the case of the trustees who also were executive officers of the Trust, by a special compensation committee of the Trust's Board of Trustees. In connection with the Merger, the Compensation Committee of the Company's Board of Directors was reconstituted to include two persons who, prior to the Merger, served as trustees of the Trust and one person who, prior to the Merger, served as a member of the Compensation Committee. Set forth below in full is the report of the Compensation Committee, as reconstituted after the Merger, regarding the compensation paid by the Company (and, as applicable, the Trust) to its executive officers during calendar year 1998.

COMPENSATION PHILOSOPHY

            The Compensation Committee desires to implement compensation policies which seek to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company's executive officers with those of its stockholders. The Company's overall objectives are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through performance goals and equity-based plans, and to provide a compensation package that recognizes individual contributions as well as overall business results.

            In implementing compensation policies, the Compensation Committee strives to ensure that the Company's executive officers are compensated fairly in relation to compensation packages provided for executives with comparable positions and responsibilities at comparable public REITs. The Compensation Committee may from time to time engage the services of outside compensation consultants to assist it in establishing competitive compensation practices.

COMPONENTS OF COMPENSATION

            The components of the Company's executive compensation program consist of (i) base salary, (ii) bonuses, and (iii) long-term incentive compensation, generally implemented through the use of stock options.

            Base Salary. The Compensation Committee determines the base salary level of each executive officer of the Company by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent. The Compensation Committee intends to set base salaries at competitive levels relative to the base salaries paid to executive officers with comparable qualifications, experience and responsibilities at comparable public REITs.

            The base salaries paid in calendar year 1998 to the Company's executive officers who, prior to the Merger, were executive officers of the Company were determined by the Compensation Committee as constituted prior to the Merger. Beginning in calendar year 1999, the base salaries of these executive officers have been and will be paid in accordance with the terms of employment agreements that were entered into in connection with the Merger.

            Following the Merger, the base salaries of the Company's executive officers who, prior to the Merger, were executive officers of the Trust have been and will be paid in accordance with the terms of employment agreements that were entered into in connection with the Merger.

            While the employment agreements discussed above do not permit the base salaries of such executive officers to be reduced during the terms of the agreements, the Compensation Committee will consider from time to time in the future whether an increase in an executive officer's base salary is merited, taking into account the performance of the Company and of the executive officer, and also taking into account new responsibilities, increases in pay levels at comparable public REITs, and other matters deemed appropriate. For executive officers who are not subject to employment agreements, the Compensation Committee expects to regularly evaluate the base salary paid to these individuals based on the same type of criteria that it applies to individuals who are subject to employment agreements.

            Bonuses. The Compensation Committee, as constituted prior to the Merger, approved bonuses with respect to calendar year 1998 for each of the Company's executive officers who were, prior to the Merger, executive officers of the Company. The bonuses paid were equal to the bonuses received by these executive officers with respect to calendar year 1997. In December 1998, the Compensation Committee approved an additional bonus for Gary B. Sabin, President of the Company, such that the total amount of his bonus compensation with respect to calendar year 1998 ($300,000) would be more in line with bonus compensation received by executives with comparable positions and responsibilities at comparable public REITs, as well as more in line with the bonus compensation received by Arnold Laubich, Chief Executive Officer of the Company, with respect to calendar year 1998 ($340,000). The Compensation Committee also approved in December 1998 an additional bonus for Richard Muir such that his total cash compensation (salary plus bonus) with respect to calendar year 1998 would be more in line with the total cash compensation received by executives with comparable positions and responsibilities at comparable public REITs, as well as approximately the same as the total cash compensation received by James M. Steuterman with respect to calendar year 1998. (Each of Messrs. Muir and Steuterman serves as Executive Vice President and Co-Chief Operating Officer of the Company.) Beginning in calendar year 1999, the bonuses to be paid to the executive officers of the Company who, prior to the Merger, were executive officers of the Company will be paid in accordance with the terms of the employment agreements with these executive officers.

            The Compensation Committee, as reconstituted after the Merger, approved in December 1998 bonuses with respect to calendar year 1998 for each of the Company's executive officers who were, prior to the Merger, executive officers of the Trust. The employment agreements of these executive officers entered into in connection with the Merger provide for bonuses of up to 50% of base salary to be paid to these executives, based on, among other things, achievement of certain performance levels by the Company, including growth in funds from operations, and the individual executive's performance and contribution to increasing funds from operations, except that Mr. Newman's employment agreement does not specifically provide for a bonus to be paid to him. The amounts of the bonuses paid to these executive officers with respect to calendar year 1998 were determined by the Compensation Committee within the parameters of the employment agreements, except that bonus compensation was awarded to Mr. Laubich in excess of 50% of his base salary and a bonus was awarded to Mr. Newman. Under the employment agreements, the Company is obligated to pay to each executive officer (other than Messrs. William Newman, Laubich and Sabin), for the first year following the Merger, an aggregate of base salary and bonus that is at least equal to the aggregate of the executive officer's base salary immediately prior to the Merger and his bonus with respect to 1997.

            In the future, the Compensation Committee expects to continue to evaluate bonus payments to executive officers based on criteria applicable to the Company in general and to the individual executive officer in particular, by reference to the competitive marketplace for executive talent and with reference to the employment agreements entered into with such executive officers in connection with the Merger. For executive officers who are not subject to employment agreements, the Compensation Committee expects to make bonus determinations for these individuals based on the same type of criteria that it applies to individuals who are subject to employment agreements.

            Stock Options. In light of the Company's obligations under the employment agreements with substantially all of its executive officers to provide minimum salary levels and to provide bonuses, the most significant discretionary component of compensation to executive officers is long-term incentive compensation, which historically has been paid through the issuance of stock options. As of the date of this report, the Compensation Committee had not approved the grant of stock options to any of its executive officers with respect to calendar year 1998 performance, except (i) a grant to Gary B. Sabin, in connection with the Merger and in accordance with Mr. Sabin's employment agreement, of 186,500 stock options (which number is equal to the difference between the number of stock options held by Mr. Laubich and those held by Mr. Sabin immediately prior to the Merger), and (ii) formula grants to certain executive officers of the Company who also serve as directors. The Compensation Committee, as reconstituted following the Merger, currently is in the process of completing its evaluation as to whether, and to what extent, stock options should be granted to the Company's executive officers as a result of their calendar year 1998 performance.

            In the future, the Compensation Committee may make grants of stock options to its executive officers based on criteria applicable to the Company in general and to the individual executive officer in particular, and by reference to the competitive marketplace for executive talent.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

            Amounts paid during calendar year 1998 to Arnold Laubich, the Company's chief executive officer since the Merger, are shown in the Summary Compensation Table.

            The base salary paid to Mr. Laubich in calendar year 1998 following the Merger was equal to his pre-Merger salary paid by the Trust, and represented the base amount required under the Company's employment agreement with him. The Compensation Committee believes that this amount is comparable to the base salary of chief executive officers of other public REITs of comparable size.

            The bonus compensation paid to Mr. Laubich with respect to calendar year 1998, which exceeded the maximum bonus amount payable to Mr. Laubich under his employment agreement, was awarded based on the successful completion of the Merger and the progress of the ongoing efforts to integrate the operations of the Company and the Trust, achievement of certain performance levels by the Company, including growth in funds from operations, and Mr. Laubich's performance and contribution to increasing funds from operations. A portion of Mr. Laubich's bonus compensation ($40,000) was approved by the Trust's Special Compensation Committee and paid to Mr. Laubich prior to the Merger. The remainder of Mr. Laubich's bonus compensation ($300,000) was approved by the Compensation Committee, as reconstituted after the Merger, and paid to Mr. Laubich in December 1998. The Compensation Committee believes that the bonus compensation paid to Mr. Laubich is comparable to the annual bonus compensation of chief executive officers of other public REITs of comparable size. As of the date of this report, the Compensation Committee had not approved the grant of any stock options to Mr. Laubich with respect to calendar year 1998 performance, although the Compensation Committee is in the process of completing its evaluation as to whether, and to what extent, stock options should be granted to Mr. Laubich as a result of his performance in calendar year 1998. See " -- Components of Compensation -- Stock Options" above.

APPLICABLE TAX CODE PROVISION

            The Compensation Committee has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. In calendar year 1998, the limitation under Section 162(m) had no net tax effect on the Company. The limitations of Section 162(m) are not expected to have a material effect on the Company in calendar year 1999.


                                    Respectfully submitted,

                                    The Executive Compensation and Stock Option
                                    Committee of the Company's Board of
                                    Directors

                                    Norman Gold
                                    Robert E. Parsons, Jr.*
                                    John Wetzler

March 29, 1999

-------------
*    Mr. Parsons resigned from the Board of Directors effective April 21, 1999.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            During the pre-Merger period of 1998, the Compensation Committee was comprised of Messrs. Boyd A. Lindquist, Robert E. Parsons, Jr. and Bruce A. Staller. During that period, Mr. Lindquist was also a director of Republic Bank, but did not serve on the compensation committee of that company. During that period, Mr. Parsons was also a director of each of Excel Legacy Corporation, several subsidiaries of Host Marriott Corporation and Merrill Financial Corporation, but did not serve on the compensation committee of any of these companies. Other than Excel Legacy Corporation, none of the companies for which Mr. Parsons served as a director was related to or competitive with the Company during that period. No other interlocking relationship existed between any member of the Compensation Committee and any member of any other company's board of directors, board of trustees or compensation committee during that period.

            During the post-Merger period of 1998, the Compensation Committee was comprised of Messrs. Gold, Parsons and Wetzler. During that period, Mr. Gold was also a trustee of Banyan Strategic Realty Trust, which was not related to or competitive with the Company. Mr. Gold did not serve on that trust's compensation committee. During that period, Mr. Parsons continued to be a director of each of Excel Legacy Corporation, several subsidiaries of Host Marriott Corporation and Merrill Financial Corporation, but did not serve on the compensation committee of any of these companies. Other than Excel Legacy Corporation, none of the companies for which Mr. Parsons served as a director was in related to or competitive with the Company during that period. No other interlocking relationship existed between any member of the Compensation Committee and any member of any other company's board of directors, board of trustees or compensation committee during that period.

            Messrs. Lindquist and Parsons resigned from the Board of Directors effective April 21, 1999.

         VOTING SECURITIES AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            As of the Record Date, the Company had 14,502 registered holders of record of its Common Stock and four registered holders of record of its Series D Depositary Shares. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

            (a)      Security Ownership of 5% Holders

            The following table sets forth information regarding the beneficial ownership of shares of Common Stock by persons known by the Company (based on filings made pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934) to have owned beneficially more than five percent of the shares of Common Stock outstanding as of the Record Date:

                                                                                             Percentage of
                                                       Number of Shares                  Outstanding Shares of
       Name and Business Address              of Common Stock Beneficially Owned             Common Stock
-----------------------------------------     -----------------------------------        ---------------------
Stichting Pensioenfonds..................                5,083,164                                 5.7%
  Oude Lindestraat 70
  Correspondentieadres,
  postbus 2980,
  6401 DL Heerlen
  The Netherlands


            The Company does not know (based on filings made pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934) of any person that beneficially owned more than 5% of the Series D Depositary Shares outstanding as of the Record Date.

            (b)  Security Ownership of Directors and Executive Officers

            The following table sets forth, as of the Record Date, certain information as to the beneficial ownership of shares of Common Stock, including shares of Common Stock as to which a right to acquire beneficial ownership existed (for example, through the exercise of Common Stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, by (i) the current Directors, (ii) the Named Executive Officers and (iii) the current Directors, the Named Executive Officers and the other current executive officers, as a group. Unless otherwise indicated, each person had, as of the Record Date, sole voting and investment power with respect to such shares of Common Stock. No current Director, Named Executive Officer or other current executive officer owned any Series D Depositary Shares as of the Record Date.

                                                                                             Percentage of
                                                       Number of Shares                  Outstanding Shares of
     Name and Business Address (1)            of Common stock Beneficially Owned             Common Stock
-----------------------------------------     -----------------------------------        ---------------------
William Newman...........................             1,996,519   (2)                        2.2%
Arnold Laubich...........................               937,979   (3)                        1.1%
Gary B. Sabin............................             1,652,279   (4)                        1.8%
James M. Steuterman......................                82,634   (5)                        (6)
Richard B. Muir..........................               536,433   (7)                        (6)
Steven F. Siegel.........................                52,571   (8)                        (6)
Dean Bernstein...........................                60,769   (9)                        (6)
Raymond H. Bottorf.......................                 9,000   (10)                       (6)
Norman Gold..............................                12,499   (11)                       (6)
Melvin Newman............................               623,364   (12)                       (6)
Bruce A. Staller.........................                14,100   (13)                       (6)
John Wetzler.............................                 9,092   (14)                       (6)
Gregory White............................                14,328   (15)                       (6)
All Executive Officers and
  Directors as a Group
  (17 individuals).......................             6,118,554                              7.0%

------------------------

(1) Messrs. Sabin and Muir resigned from their positions with the Company and the Trust effective April 21, 1999. The business address
            (i) of Messrs. William Newman, Laubich, Steuterman, Bernstein, Melvin Newman and Siegel is 1120 Avenue of the Americas, New York, New York 10036, (ii) of Mr. Bottorf is 712 Fifth Avenue, New York, New York 10019, (iii) of Mr. Gold is 10 South Wacker Drive, Chicago, Illinois 60606, (iv) of Mr. Staller is P.O. Box 1996, Monrovia, California 91017, (v) of Mr. Wetzler is 152 West 57th Street, New York, New York 10019, (vi) of Mr. White is 500 Fifth Avenue, New York, New York 10036, and (vii) of Messrs. Sabin and Muir is 16955 Via Del Campo, Suite 110, San Diego, California 92127.

(2) Includes 39,627 shares of Common Stock owned by Mr. Newman's wife, 7,582 shares of Common Stock held by Mr. Newman as custodian for his grandchildren and 64,512 shares of Common Stock held by a family charitable foundation, as well as 600,000 shares of Common Stock which Mr. Newman has the right to acquire upon exercise of Common Stock options. Mr. Newman disclaims any beneficial interest in the shares of Common Stock held for his grandchildren and by the family charitable foundation.

(3) Includes 49,297 shares of Common Stock owned by Mr. Laubich's wife, 28,273 shares of Common Stock held jointly with his wife (as to which shares of Common Stock Mr. Laubich shares voting and investment power), and 19,025 shares of Common Stock held by his wife and adult daughter jointly, as well as 600,000 shares of Common Stock which Mr. Laubich has the right to acquire upon exercise of share options. Mr. Laubich disclaims any beneficial interest in the shares of Common Stock held jointly by his wife and daughter.

(4) Represents 412,901 shares of Common Stock held by a company of which Mr. Sabin is the controlling stockholder, 565,120 shares of Common Stock held by a family trust of which Mr. Sabin and his wife are the trustees, 4,696 shares of Common Stock held by a partnership of which Mr. Sabin is the general partner, and 112 shares held by Mr. Sabin's wife as custodian for the children of Mr. Sabin and his wife, as well as 669,450 shares of Common Stock which Mr. Sabin had the right to acquire upon exercise of Common Stock options. In connection with Mr. Sabin's resignation from his positions with the Company effective April 21, 1999, the Company canceled certain Common Stock options held by him in exchange for a cash payment to him, and accelerated the vesting of certain additional Common Stock options held by him. Immediately following these transactions, Mr. Sabin continued to hold options to acquire 430,630 shares of Common Stock, all of which are fully vested and exercisable. Also in connection with Mr. Sabin's resignation from his positions with the Company, the Company agreed to purchase, prior to June 20, 1999, approximately 983,000 shares of Common Stock beneficially owned by Mr. Sabin. See "Executive Compensation and Other Information -- Employment Agreements and Resignation and Release Agreements -- Gary
            B. Sabin and Richard B. Muir Resignation and Release Agreements."

(5)         Includes 1,827 shares of Common Stock held jointly with Mr.
            Steuterman's wife (as to which shares of Common Stock Mr. Steuterman shares voting and investment power), 1,222 shares of Common Stock held by Mr. Steuterman as custodian for his children, and 48,500 shares of Common Stock which Mr. Steuterman has the right to acquire upon exercise of Common Stock options.

(6)         Amount owned does not exceed 1% of class.

(7) Includes 12,580 shares of Common Stock held by Mr. Muir as custodian for his children, 95,172 shares of Common Stock held by a family trust of which Mr. Muir and his wife are the trustees, and 426,000 shares of Common Stock which Mr. Muir has the right to acquire upon exercise of Common Stock options. In connection with Mr. Muir's resignation from his positions with the Company effective April 21, 1999, the Company canceled certain Common Stock options held by him in exchange for a cash payment to him, and accelerated the vesting of certain additional Common Stock options held by him. Immediately following these transactions, Mr. Muir continued to hold options to acquire 210,000 shares of Common Stock, all of which are fully vested and exercisable. Also in connection with Mr. Muir's resignation from his positions with the Company, the Company agreed to purchase, prior to June 20, 1999, approximately 110,000 shares of Common Stock beneficially owned by Mr. Muir. See "Executive Compensation and Other Information -- Employment Agreements and Resignation and Release Agreements -- Gary B. Sabin and Richard B. Muir Resignation and Release Agreements."

(8) Includes 46,600 shares of Common Stock which Mr. Siegel has the right to acquire upon exercise of Common Stock options.

(9) Includes 21,409 shares of Common Stock owned by Mr. Bernstein's wife, 1,740 shares of Common Stock held jointly with his wife (as to which shares of Common Stock Mr. Bernstein shares voting and investment power), and 32,000 shares of Common Stock which Mr. Bernstein has the right to acquire upon exercise of Common Stock options.

(10) Represents 9,000 shares of Common Stock which Mr. Bottorf has the right to acquire upon exercise of Common Stock options.

(11) Includes 1,600 shares of Common Stock which Mr. Gold has the right to acquire upon exercise of Common Stock options.

(12) Includes 23,547 shares of Common Stock owned by Mr. Newman's wife and 71,750 shares of Common Stock held by The Morris and Ida Newman Family Foundation (the "Foundation"), of which Mr. Newman is the trustee, as well as 4,000 shares of Common Stock which Mr. Newman has the right to acquire upon exercise of Common Stock options. Mr. Newman disclaims any beneficial interest in the shares of Common Stock held by the Foundation.

(13) Represents 14,100 shares of Common Stock which Mr. Staller has the right to acquire upon exercise of Common Stock options.

(14) Includes 621 shares of Common Stock owned by Mr. Wetzler's wife and 240 shares of Common Stock owned by Mr. Wetzler as custodian for his children, as well as 8,000 shares of Common Stock which Mr. Wetzler has the right to acquire upon exercise of Common Stock options. Mr. Wetzler disclaims any beneficial interest in the shares of Common Stock held by his children.

(15) Includes 1,500 shares of Common Stock held by Mr. White as custodian for his children, 1,000 shares of Common Stock held by a trust for Mr. White's daughter of which Mr. White is a trustee, as well as 8,000 shares of Common Stock which Mr. White has the right to acquire upon exercise of Common Stock options.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            In 1995, a taxable affiliate company, ERT Development Corporation ("EDV"), was formed to engage in property development and other real estate activities that are more difficult for the Company to engage in as a result of its status as a REIT. The Company owns 100% of the outstanding shares of preferred stock of EDV. The shares of preferred stock receive 95% of the dividends, if any, from EDV. During 1998, 100% of the outstanding common shares of EDV were owned by Excel Interfinancial Corporation ("EIC"). Gary B. Sabin, who during 1998 was President and a Director of the Company, is the controlling stockholder, President, Chief Executive Officer and Chairman of the Board of Directors of EIC, and certain other individuals, who during 1998 were executive officers and directors of the Company, serve as executive officers and directors of EIC. (Mr. Sabin and these other individuals resigned their positions with the Company effective April 21, 1999. On that date, NNRA, LLC acquired all of the common shares of EDV owned by EIC for a purchase price of $350,000. Dean Bernstein, Senior Vice President -- Finance and Multifamily and a Director of the Company, owns 100% of the equity interests in NNRA, LLC.) As of December 31, 1998, the Company had notes receivable outstanding to EDV of approximately $100 million to facilitate certain transactions. In addition, EDV is a party to certain joint ventures with various third parties in connection with certain property developments and other real estate activities. As of December 31, 1998, the Company had guaranteed approximately $98 million of the ventures' indebtedness to certain third parties.

            In May 1996, an affiliate of EIC and certain third parties created a joint venture for the purpose of acquiring an office building located in Toronto, Canada. The Company has made loans to one of the third parties in the total amount of approximately Canadian $16 million (approximately U.S. $10.4 million as of December 31, 1998), the proceeds of which were used by such third party to acquire its interest in the venture and for general venture purposes. The loans bear interest at an annual rate of 25%, compounded monthly, and are secured by the third party's interest in the venture. To date, all interest under the loans has accrued and no payments have been made to the

Company. The affiliate of EIC received aggregate distributions of approximately U.S. $85,000 in 1998 with respect to its interest in the venture.

            On March 31, 1998, the Company consummated a spin-off (the "Spin-off") of Excel Legacy Corporation ("Excel Legacy") through the distribution, on a pro-rata basis, to the holders of record of the Company's Common Stock on March 2, 1998 of all of the common stock of Excel Legacy held by the Company. Excel Legacy was organized to create and realize value by identifying and making opportunistic real estate investments which are not restricted by REIT tax laws or influenced by the Company's objectives of increasing cash flows and maintaining certain leverage ratios. Prior to the Spin-off, the Company transferred to Excel Legacy ten single tenant properties owned by the Company with a December 31, 1997 book value of approximately $46.2 million and a property under development with a book value of approximately $14.7 million, in exchange for a sufficient number of shares of Excel Legacy common stock to effect the Spin-off, a note payable from Excel Legacy to the Company in the amount of approximately $20.6 million, and the assumption by Excel Legacy of indebtedness on the properties in the amount of approximately $34.2 million. Prior to the Spin-off, EDV transferred to Excel Legacy four notes receivable, a leasehold interest in a parcel of land, an office building and a single tenant property, in exchange for the cancellation by the Company of approximately $33.3 million of EDV's indebtedness to the Company.

            Concurrently with the Spin-off, the executive officers of Excel (i) purchased 9,195,224 shares of Excel Legacy common stock in a private placement at a price per share of $2.39 (the market value of the Excel Legacy common stock as of the Spin-off based upon the value of the assets being transferred to Excel Legacy), for an aggregate purchase price of approximately $22.0 million, and
(ii) were granted options to acquire 3,100,000 shares of Excel Legacy common stock under the 1998 Stock Option Plan of Excel Legacy, 50% of which have an exercise price of $5.00 per share and 50% of which have an exercise price of $10.00 per share. At that time, Excel Legacy agreed to loan to such officers, in connection with their purchase of Excel Legacy common stock, 50% of the purchase price therefor (an aggregate amount of approximately $11.0 million). Such loans bear interest at the rate of 7.0% per annum, mature in March 2003 and are recourse obligations of such officers. As of December 31, 1998, such officers (together with two individuals who were on that date Directors of the Company and one additional officer of the Company) held a total of 10,227,046 shares of Excel Legacy common stock, which equaled approximately 31% of the outstanding shares on that date, and held options to acquire another 3,162,000 shares. On April 21, 1999, such officers (together with two individuals who were on that date Directors of the Company) resigned their positions with the Company.

            During 1998 (following the Spin-off), the Company and Excel Legacy were parties to agreements providing for: (i) the orderly separation of the Company and Excel Legacy; (ii) the sharing of certain facilities and the provision of management and administrative services by the Company to Excel Legacy (the "Administrative Services Agreement"); and (iii) the allocation of certain tax and other liabilities. Under an agreement amended in connection with the Merger, Excel Legacy was required to pay to the Company 23% of the salary and bonus of certain executive officers of the Company, who also were executive officers of Excel Legacy, as compensation for their services to Excel Legacy. This agreement also provided that Excel Legacy was required to pay to the Company on a monthly basis 115% of the sum of (i) two-thirds of the total amount of all wages and salaries (including employee benefits) paid during the month to certain employees of the Company who spent more than 50% of their working time performing services for Excel Legacy and (ii) one-third of the total amount of all wages and salaries (including employee benefits) paid during the month to certain other employees of the Company who spent 50% or less of their business time performing services for Excel Legacy. Either the Company or Excel Legacy was able to terminate this agreement at any time upon 30 days' notice. In connection with the resignation of certain Directors and officers of the Company, on April 21, 1999, the Company, Excel Legacy and EDV entered into a Master Separation Agreement (the "Master Separation Agreement"). Under the terms of the Master Separation Agreement, the Company and Excel Legacy agreed, among other things, to terminate the Administrative Services Agreement. In addition, the Master Separation Agreement provides for certain interim arrangements between the Company and Excel Legacy relating to, among other things, leasing of space in the Company's San Diego office.

            During 1998 (following the Spin-off), the Company and Excel Legacy also were parties to an agreement under which Excel Legacy agreed not to make investments that involve neighborhood and community shopping centers, power centers, malls or other conventional retail properties, unless it has first offered to the Company the opportunity to pursue such investments. This agreement prohibited Excel Legacy from making investments that involve office and industrial properties, single tenant retail properties, entertainment/retail/mixed-use development projects, real estate mortgages, real estate derivatives, or, subject to certain limitations, entities that invest primarily in or have a substantial portion of their assets in such real estate assets, in each case without first offering to the Company the opportunity to pursue such investment. Under this agreement, the Company and Excel Legacy also agreed to notify each other of, and make available to each other, investment opportunities which they develop or of which they become aware but are unable or unwilling to pursue. Under the terms of the Master Separation Agreement (discussed above), the Company and Excel Legacy agreed, among other things, to terminate the restrictions imposed by this agreement, except in certain limited circumstances.

            Norman Gold is a partner in the law firm of Altheimer & Gray. His firm has rendered various legal services to the Company and the Trust during 1998 and is continuing to render legal services to the Company and the Trust.

            John Wetzler is the president of Nautica Retail U.S.A., Inc., affiliates of which are tenants at some of the Company's properties.

            The following loans were made over a number of years by the Trust, a wholly owned subsidiary of the Company since the Merger, primarily to assist certain executive officers of the Trust (who now also are executive officers of the Company) in their purchase of common shares of the Trust, all of which were converted in the Merger into shares of Common Stock. Such loans are unsecured except as specifically noted. As of December 31, 1998, William Kirshenbaum was indebted to the Trust in the aggregate amount of $378,398 (the maximum loan amount during 1998 was $436,892). The amount owed is represented by (i) four demand notes in the aggregate amount of $191,398, each bearing interest at 5% per annum, (ii) two demand notes in the aggregate amount of $17,000, each bearing interest at 8.375% per annum, and (iii) a $170,000 note bearing interest at 6% per annum and due January 31, 2000 (which is collateralized by a mortgage). Mr. Kirshenbaum is Vice President and Treasurer of the Company and the Trust. During 1998, James M. Steuterman was indebted to the Trust in the aggregate amount of $575,505 (which represented the maximum loan amount during 1998). The amount owed is represented by (i) three demand notes in the aggregate amount of $289,170, each bearing interest at 5% per annum, and (ii) two demand notes in the aggregate amount of $286,335, each bearing interest at 6% per annum. Mr. Steuterman is Executive Vice President and Chief Operating Officer of the Company and the Trust, a Director of the Company and a trustee of the Trust. During 1998, James DeCicco was indebted to the Trust in the aggregate amount of $144,818 (the maximum loan amount during 1998 was $145,174). The amount owed is represented by (i) two demand notes in the aggregate amount of $9,700, each bearing interest at 6% per annum, and (ii) a $135,474 note bearing interest at 8.5% per annum and due October 1, 2024 (which is collateralized by a mortgage). Mr. DeCicco is Executive Vice President of the Company and the Trust. During 1998, Dean Bernstein was indebted to the Trust in the aggregate amount of $95,062 (which represented the maximum loan amount during 1998), represented by a demand note bearing interest at a rate of 5% per annum. Mr. Bernstein is Senior Vice President--Finance and Multifamily of the Company and the Trust, a Director of the Company and a trustee of the Trust. During 1998, Steven F. Siegel was indebted to the Trust in the aggregate amount of $111,881 (which represented the maximum loan amount during 1998). The amount owed is represented by two demand notes, each bearing interest at 5% per annum. Mr. Siegel is Senior Vice President and General Counsel of the Company and the Trust.

            Pursuant to an agreement dated June 3, 1982, William Newman, as nominee for the Trust, purchased a cooperative apartment at 114 East 72nd Street to be used to further business purposes of the Trust for a price of $290,000. The Trust has paid assessment, taxes and all other payments with respect to the use and upkeep of the apartment, which has primarily been used by Mr. Newman. Such payments totaled approximately $20,000 in 1998. On September 24, 1998, Mr. Newman exercised his option pursuant to the June 3, 1982 agreement to purchase the apartment for the original $290,000 purchase price. As a result, the Trust no longer makes any payments with respect to the use and upkeep of the apartment.

            The Trust leases an office building from Page Associates on a net lease basis for a current rent of approximately $186,000 per year (rental payments of approximately $184,000 were made to Page Associates in 1998). The Trust has leased this building from Page Associates since 1974. Page Associates is a partnership owned in equal proportions by William Newman, Melvin Newman, the estate of Joseph Newman and Arnold Laubich. The Trust subleases the office building which it leases from Page Associates and has received rent in excess of all payments made to Page Associates and other real estate expenses in each of the years it has rented the building from Page Associates.


                                  OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and Directors, and persons who own ten percent or more of a registered class of the Company's equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Executive officers, Directors and greater than ten percent stockholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 they file.

            Based solely on its review of the copies of such forms received by it, and/or on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, the Company believes that its executive officers, Directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 1998, except that a Form 3 for John Visconsi, a former officer of the Company, was not filed on a timely basis. Mr. Visconsi resigned his position with the Company effective April 21, 1999.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

            The Company's financial statements for the fiscal year ended December 31, 1998 have been examined by PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be available at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

OTHER BUSINESS

            No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this Proxy Statement as recommended by the Board of Directors, or, if no recommendation is given, in their own discretion.

STOCKHOLDER PROPOSALS

            Any proposal to be considered for inclusion in the Company's proxy materials for the next Annual Meeting of Stockholders must be received at the Company's principal executive offices no earlier than March 5, 2000 and no later than April 4, 2000. In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of stockholders (other than a stockholder proposal included in the Company's proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934) must comply with the advance notice provisions and other requirements of Article II, Section 11 of the Company's bylaws, which are on file with the SEC and may be obtained from the Secretary of the Company upon request. If a stockholder nomination or proposal is received before or after the range of dates specified in the advance notice provisions, the Company's proxy materials for the next Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy materials.

SOLICITATION OF PROXIES

            The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that the Company will reimburse such persons' out-of-pocket expenses.

                                                                       * * * *

STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                              By Order of the Board of Directors,

                              /s/ WILLIAM NEWMAN
                              ---------------------
                              WILLIAM NEWMAN
                              Chairman of the Board

New York, New York
April 30, 1999

                                     PROXY

                       NEW PLAN EXCEL REALTY TRUST, INC.

    Proxy for the Annual Meeting of Stockholders to be Held on June 3, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven F. Siegel and Joel F. Crystal, and each of them, as attorney-in-fact and proxy with full power of substitution to represent the undersigned and to vote all of the shares of Common Stock and Series D Depositary Shares of the Company, held of record by the undersigned on March 18, 1999, at the Annual Meeting of Stockholders to be held at Baruch College Conference Center, Room 750, 151 East 25th Street, New York, New York at 10:00 a.m. (New York City time) on June 3, 1999 and at any adjournment or postponement thereof. Said attorney-in-fact and proxy is instructed to vote as directed on the reverse side.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
   SIDE                                                            SIDE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE                                                         _____
                                                                              |
                                                                              |
If this proxy card is properly executed and returned to the Company, the attorney-in-fact and proxy will vote all of the undersigned's shares entitled to vote on the matters hereon as directed hereon or, where no direction is indicated, the undersigned's vote will be cast FOR each of the matters hereon.

1. Election of Directors

   Nominees: Dean Bernstein, Raymond H. Bottorf and Gregory White

        FOR   [ ]               [ ] WITHHELD
        ALL                         FROM ALL
     NOMINEES                       NOMINEES


[ ] _________________________________________
     For all nominees except as noted above

                                                 FOR    AGAINST  ABSTAIN
2. To approve a specific limitation on the       [ ]      [ ]      [ ]
   number of incentive stock options
   available to be granted under the
   Company's 1993 Stock Option Plan.

   The attorney-in-fact and proxy will vote such shares as recommended by the Board of Directors, or, if no recommendation is given, in their own discretion with regard to any other matters as may properly come before the meeting, including any proposal to adjourn or postpone the meeting.

                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PROMPTLY IN THE PREPAID ENVELOPE PROVIDED. STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE.

Please sign exactly as name appears on this proxy card and date. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:____________ Date:___________ Signature:____________ Date:___________